EXHIBIT 16.1

April 22, 2011

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

We have read Item 4.01 included in the Form 8-K of China Power Technology, Inc. and its subsidiaries dated April 22, 2011, to be filed with the Securities and Exchange Commission. We agree with the statements concerning our Firm in such Form 8-K; we are not in a position to agree or disagree with other statements of China Power Technology, Inc. and its subsidiaries contained therein.

/s/ Bernstein & Pinchuk LLP
Bernstein & Pinchuk LLP